EXHIBIT 99.1

Spirit Airlines Reports February 2012 Traffic

Miramar, Florida (March 12, 2012) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for February 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in February 2012 increased 25.4 percent versus February 2011 on a capacity (available seat miles) increase of 21.5 percent. Load factor for February 2012 was 85.1 percent, an increase of 2.7 points as compared to February 2011.
The following table summarizes Spirit's traffic results for the month and year-to-date ended February 29, 2012 and February 28, 2011.

	February 2012	February 2011	Change
Revenue passenger miles (RPMs) (000)	680,600	542,883	25.4%
Available seat miles (ASMs) (000)	800,231	658,716	21.5%
Load Factor	85.1%	82.4%	2.7 pts
Passenger flight segments	733,041	545,557	34.4%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	1,363,674	1,145,339	19.1%
Available seat miles (ASMs) (000)	1,623,286	1,382,152	17.4%
Load Factor	84.0%	82.9%	1.1 pts
Passenger flight segments	1,462,529	1,150,293	27.1%

About Spirit Airlines

Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers.  Spirit's all-Airbus fleet currently operates more than 190 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898